Exhibit 99.1

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5680

General Maritime Corporation Announces Ex-Dividend Date
For Special Cash Dividend and Q4 2006 Dividend

NEW YORK - March 1, 2007 - General Maritime Corporation (NYSE: GMR) today announced the New York Stock Exchange has notified the Company that the ex-dividend date for both its recently declared special cash dividend and fourth quarter 2006 dividend will be March 26, 2007.

On February 21, 2007, General Maritime Corporation announced that its Board of Directors has declared a special one-time cash dividend of $15.00 per share along with a quarterly dividend of $0.62 per share with respect to its fourth quarter of 2006, each payable on or about March 23, 2007 to shareholders of record as of March 9, 2007.

Certain U.S. Federal Income Tax Considerations
Based on the number of shares outstanding of 32,739,107 as of February 23, 2007, the Company estimates the aggregate amount of the special dividend to be approximately $491.1 million (the “Estimated Special Dividend”). The special dividend will be treated as a dividend to the extent of the Company’s current and accumulated earnings and profits as determined for U.S. federal income tax purposes.

The Company estimates its accumulated earnings and profits as of December 31, 2006 to be approximately $443.8 million. The Company’s current earnings and profits (i.e., the earnings and profits for the current year) cannot be determined at this time. To the extent the special dividend exceeds the Company’s current and accumulated earnings and profits, the dividend first will be applied against and will reduce a shareholder's basis in its shares and thereafter will be treated as gain from the sale or exchange of the shares. Assuming that the Estimated Special Dividend was paid as of December 31, 2006 and based on the Company’s estimated accumulated earnings and profits (without regard to its current earnings and profits) as of that date, $47.3 million, or approximately 10.0%, of the Estimated Special Dividend would be treated as such a reduction in basis or gain, as applicable.

About General Maritime Corporation
General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. We also currently operate tankers in other regions including the Black Sea and Far East. General Maritime Corporation currently owns and operates a fleet of 21 tankers - 10 Aframax, 9 Suezmax tankers and 2 Suezmax newbuilding contracts - with a carrying capacity of approximately 2.6 million dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: a material decline in rates in the tanker market; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); limitations on share repurchases in the Company’s 2005 credit facility; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2006. Share repurchases may be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. The timing and amount of purchases under the program will be determined by management based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company's discretion and without notice. Repurchases will be subject to the restrictions under the Company's existing credit facility. The Board will periodically review the program.